Exhibit 99.1

Compass Diversified Declares Second Quarter 2025 Distributions on Series A, B and C Preferred Shares

WESTPORT, Conn., July 2, 2025 (GLOBE NEWSWIRE) -- Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that its Board of Directors (the “Board”) has declared a quarterly cash distribution for each of its three preferred share series. This announcement underscores that in the wake of its ongoing investigation of Lugano, the Company’s diversified business model supports its continued ability to generate strong cash flow.

The Board declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Series A Preferred Shares”). The distribution on the Series A Preferred Shares covers the period from, and including, April 30, 2025, up to, but excluding, July 30, 2025. The distribution for such period is payable on July 30, 2025, to all holders of record of Series A Preferred Shares as of July 15, 2025.

The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series B Preferred Shares (the “Series B Preferred Shares”). The distribution on the Series B Preferred Shares covers the period from, and including, April 30, 2025, up to, but excluding, July 30, 2025. The distribution for such period is payable on July 30, 2025, to all holders of record of Series A Preferred Shares as of July 15, 2025.

The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series C Preferred Shares (the “Series C Preferred Shares”). The distribution on the Series C Preferred Shares covers the period from, and including, April 30, 2025, up to, but excluding, July 30, 2025. The distribution for such period is payable on July 30, 2025, to all holders of record of Series A Preferred Shares as of July 15, 2025.

CODI’s preferred cash distributions should generally constitute “qualified dividends” for U.S. federal income tax purposes to the extent they are paid from “earnings and profits” (as determined under U.S. federal income tax principles), provided that the requisite holding period is met. To the extent that the amount of cash distributions exceeds earnings and profits, such distribution will first be treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in the shares and thereafter be treated as a capital gain from the sale or exchange of such shares.

About Compass Diversified
Since its IPO in 2006, CODI has consistently executed its strategy of owning and managing a diverse set of highly defensible, middle-market businesses across the branded consumer, industrial, healthcare, and critical outsourced services sectors. The Company leverages its permanent capital base, long-term disciplined approach, and actionable expertise to maintain controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability. For more information, please visit compassdiversified.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, CODI’s expectations as to the timing and outcome of the Lugano investigation, CODI’s credit availability and future liquidity, actions taken in response to the outcome of the investigation, the future performance of Lugano and CODI’s other subsidiaries, the filing or delay of CODI’s periodic reports, and the amount of any potential misstatements associated with Lugano and the impact any such misstatements may have on CODI’s previously issued financial statements or results of operations. Such forward looking statements may be identified by, among other things, the use of forward-looking terminology such as “believe,” “expect,” “may,” “could,” “would,” “plan,” “intend,” “estimate,” “predict,” “potential,” “continue,” “should” or “anticipate” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. These statements are based on beliefs and assumptions by the Board of Directors and management, and on information currently available to CODI’s Board of Directors and management. These statements involve risk and uncertainties that could cause CODI’s actual results and outcomes to differ, perhaps materially, including but not limited to: the discovery of additional information relevant to the investigation; the conclusions (and timing of those conclusions) concerning matters relating to the investigation; the timing of the review by, and the conclusions of, Grant Thornton regarding the investigation and CODI’s financial statements; a further material delay in CODI’s financial reporting or ability to hold an annual meeting of stockholders; the impacts of restatement reviews; the likelihood that the control deficiencies identified or that may be identified in the future will result in material weaknesses in CODI’s internal control over financial reporting; and commercial litigation relating to the investigation, including CODI’s representations regarding its financial statements, and the possibility of future litigation or investigation relating to CODI’s internal controls, restatement reviews, the investigation, or related matters. Please see CODI’s Annual Report on Form 10-K for the year ended December 31, 2024 for other risk factors that you should consider in connection with such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date such statements have been made. Except as required by law CODI does not undertake any public obligation to update any forward-looking statements to reflect events, circumstances, or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

Investor Relations
Compass Diversified
irinquiry@compassdiversified.com